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                                                                    EXHIBIT 99.1

(CRESCENT LOGO)
                                                                   PRESS RELEASE

                  CRESCENT ANNOUNCES FIRST QUARTER 2003 RESULTS

FORT WORTH, TEXAS, MAY 6, 2003--Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the first quarter 2003. Funds from operations ("FFO") for the three months ended March 31, 2003 was $41.4 million, or $.35 per share and equivalent unit (diluted). These compare to FFO of $64.1 million or $.54 per share and equivalent unit (diluted), for the three months ended March 31, 2002. FFO is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies. A reconciliation of FFO to GAAP net income for the company is included in the financial statements accompanying this press release. Net loss available to common shareholders for the three months ended March 31, 2003 was ($19.3) million, or ($.19) per share (diluted). This compares to net income of $10.6 million, or $.10 per share (diluted), for the three months ended March 31, 2002.

According to John C. Goff, Chief Executive Officer, "We have achieved first quarter results within our expected range. As we monitor the impact of domestic and foreign affairs on the economy and our business, we continue to believe that our markets will be among the first to benefit when a recovery starts to take shape. Currently, we are projecting job growth, the major driver of office demand, to show some positive signs at the end of 2003 or beginning of 2004. Until then, we believe we remain well positioned to weather the current economic environment."

On April 15, 2003, Crescent announced that its Board of Trust Managers had declared cash dividends of $.375 per share for Common, $.421875 per share for Series A Convertible Preferred, and $.59375 per share for Series B Redeemable Preferred. The dividends are payable May 15, 2003, to shareholders of record on May 1, 2003.

BUSINESS SECTOR REVIEW

OFFICE SECTOR (67% OF GROSS BOOK VALUE OF REAL ESTATE ASSETS AS OF MARCH 31,
2003)

OPERATING RESULTS

Office property same-store net operating income ("NOI") declined 10.1% for the three months ended March 31, 2003 over the same period in 2002 for the 25.0 million square feet of office property space owned during both periods. Average occupancy for these properties for the three months ended March 31, 2003 was 84.9% compared to 90.4% for the same period in 2002. As of March 31, 2003, the overall office portfolio's leased occupancy was 87.0%, and its economic occupancy was 85.7%. During the three months ended March 31, 2003 and 2002, Crescent received $2.0 million and $1.2 million, respectively, of lease termination fees. Crescent's policy is to exclude lease termination fees from its same-store NOI calculation.

The Company leased 939,000 net rentable square feet during the three months ended March 31, 2003, of which 598,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 10% over the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.94 per square foot per year and leasing costs were $1.00 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, "As expected in the first quarter, our total office economic occupancy declined by 1.5 points, down to 85.7% from 87.2% at year end. This was primarily due to three significant lease expirations - Northern Telecom, Inc. with 147,000 square feet and AmCareco, Inc. with 63,000 square feet, both in Dallas, and Burlington Northern Railroad with 66,000 square feet in Fort Worth.


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In the first quarter, we signed leases for 939,000 square feet which brings our total leases signed that will commence in 2003 to 2.8 million square feet. The weighted average full service rental rate of these signed leases is $21.77 per square foot.

Further, we have approximately 3.1 million square feet of gross leases expiring by the end of the year (as indicated in our first quarter supplemental operating and financial data report). To date, 67% of that expiring space has been addressed - 46% by signed leases and 21% by leases in final negotiation. The weighted average full service rental rate for those expirations is $20.35 per square foot."

RESORT AND RESIDENTIAL DEVELOPMENT SECTOR (22% OF GROSS BOOK VALUE OF REAL ESTATE ASSETS AS OF MARCH 31, 2003)

DESTINATION RESORT PROPERTIES

Same-store NOI for Crescent's five resort properties declined 15% for the three months ended March 31, 2003 over the same period in 2002. The average daily rate increased 4% and revenue per available room declined 2% for the three months ended March 31, 2003 compared to the same period in 2002. Weighted average occupancy was 71% for the three months ended March 31, 2003 compared to 75% for the three months ended March 31 2002.

UPSCALE RESIDENTIAL DEVELOPMENT PROPERTIES

Crescent's overall residential investment generated $5.3 million in FFO for the three months ended March 31, 2003. This compares to $15.6 million in FFO generated for the three months ended March 31, 2002.

According to Alberts, "The $5.3 million in FFO in the first quarter of 2003 was in line with our plan. The first quarter 2002 FFO results were exceptionally high as a result of 158 condominium closings in Colorado as well as unusually strong commercial land sales at The Woodlands."


INVESTMENT SECTOR (11% OF GROSS BOOK VALUE OF REAL ESTATE ASSETS AS OF MARCH 31,
2003)

BUSINESS-CLASS HOTEL PROPERTIES

Same-store NOI for Crescent's four business-class hotel properties increased 18% for the three months ended March 31, 2003 over the same period in 2002. The average daily rate increased 1% and revenue per available room increased 16% for the three months ended March 31 2003 compared to the same period in 2002. Weighted average occupancy was 75% for the three months ended March 31, 2003 compared to 65% for the three months ended March 31, 2002.

TEMPERATURE-CONTROLLED FACILITIES INVESTMENT

Crescent's investment in temperature-controlled facilities generated $7.0 million in FFO for the three months ended March 31, 2003. This compares to $5.4 million of FFO generated for the three months ended March 31, 2002.

EARNINGS OUTLOOK

Crescent will address second quarter and full year 2003 earnings guidance in the conference call and presentation scheduled for May 6, 2003. In addition, the Company has provided documentation related to this guidance in its first quarter supplemental operating and financial data report. Refer to the following two paragraphs for details about accessing the conference call, presentation, and the supplemental operating and financial data report.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent's first quarter supplemental operating and financial data report is available on the Company's website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company's investor relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Tuesday, May 6, 2003, to discuss the first quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company's website (www.crescent.com) in the investor relations section. A replay of the conference call


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will be available through May 12, 2003 by dialing (800) 642-1687 domestically or
(706) 645-9291 internationally with a passcode of 9085975.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as "believe", "expect" and "may".

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

o The Company's ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which may continue to be adversely affected by existing real estate conditions (including changes in vacancy rates in a particular market or markets, decreases in rental rates, increased competition from other properties or by a general downturn in the economy);

o    Adverse changes in the financial condition of existing tenants;

o Further deterioration in the resort/business-class hotel markets or in the market for residential land or luxury residences, including single-family homes, townhomes and condominiums, or in the economy generally;

o Financing risks, such as the ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the ability to meet financial covenants, the Company's ability to fund the share repurchase program and the Company's ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

o Further or continued adverse conditions in the temperature-controlled logistics business (including both industry-specific conditions and a general downturn in the economy which may further jeopardize the ability of the tenant to pay all current and deferred rent due);

o The inability of Crescent to complete the distribution to its shareholders of the shares of a new entity to purchase the AmeriCold tenant interest from COPI;

o The concentration of a significant percentage of the Company's assets in Texas;

o The existence of complex regulations relating to the Company's status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT;

o The Company's ability to find acquisition and development opportunities which meet the Company's investment strategy; and

o Other risks detailed from time to time in the Company's filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owned and managed, as of March 31, 2003, a portfolio of 73 premier office properties totaling 29.5 million square feet located primarily in the Southwestern United States, with major concentrations in Dallas, Houston, Austin and Denver. In addition, the Company has investments in world-class resorts and spas and upscale residential developments.

FOR MORE INFORMATION

Investors: Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086 or Keira B. Moody, Vice President, Investor Relations, (817) 321-1412

Media: Sandra Porter, Director of Public Relations, (817) 321-1460


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